Exhibit 23.3

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of mCloud Technologies Corp.

We consent to the use of our report dated April 29, 2022, on the consolidated financial statements of mCloud Technologies Corp., which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2020, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, which is included herein and to the reference to our firm under the heading “Experts” in the prospectus included in the registration statement on Amendment No. 5 to Form F-1 dated August 9, 2022 of mCloud Technologies Corp.

/s/ KPMG LLP

Chartered Professional Accountants

August 9, 2022

Calgary, Canada